Exhibit 99.1

TR-1: Standard form for notification of major holdings

1. Issuer Details

ISIN

IE00BWT6H894

Issuer Name

Flutter Entertainment Public Limited Company

UK or Non-UK Issuer

Non-UK

2. Reason for Notification

An acquisition or disposal of financial instruments

3. Details of person subject to the notification obligation

Name

Parvus Asset Management Europe Limited

City of registered office (if applicable)

Country of registered office (if applicable)

GB

4. Details of the shareholder

Full name of shareholder(s) if different from the person(s) subject to the notification obligation, above

City of registered office (if applicable)

Country of registered office (if applicable)

5. Date on which the threshold was crossed or reached

16-Oct-2024

6. Date on which Issuer notified

22-Oct-2024

7. Total positions of person(s) subject to the notification obligation

	% of voting rights attached to shares (total of 8.A)	% of voting rights through financial instruments (total of 8.B 1 + 8.B 2)	Total of both in % (8.A + 8.B)	Total number of voting rights held in issuer
Resulting situation on the date on which threshold was crossed or reached	1.711000	4.968000	6.679000	11878094
Position of previous notification (if applicable)	0.000000	5.039908	5.039908

8. Notified details of the resulting situation on the date on which the threshold was crossed or reached

8A. Voting rights attached to shares

Class/Type of shares ISIN code(if possible)	Number of direct voting rights (DTR5.1)	Number of indirect voting rights (DTR5.2.1)	% of direct voting rights (DTR5.1)	% of indirect voting rights (DTR5.2.1)
IE00BWT6H894	3042740		1.711000

Sub Total 8.A	3042740		1.711000%

8B1. Financial Instruments according to (DTR5.3.1R.(1) (a))

Type of financial instrument	Expiration date	Exercise/conversion period	Number of voting rights that may be acquired if the instrument is exercised/converted	% of voting rights
Sub Total 8.B1

8B2. Financial Instruments with similar economic effect according to (DTR5.3.1R.(1) (b))

Type of financial instrument	Expiration date	Exercise/conversion period	Physical or cash settlement	Number of voting rights	% of voting rights
Equity Swap	13/01/2025	N/A	Cash	6170	0.003000
Equity Swap	13/03/2025	N/A	Cash	4966200	2.793000
Equity Swap	03/07/2025	N/A	Cash	2399377	1.349000
Equity Swap	03/11/2025	N/A	Cash	38019	0.021000
Equity Swap	02/12/2025	N/A	Cash	1127585	0.634000
Equity Swap	05/01/2026	N/A	Cash	152434	0.086000
Equity Swap	03/06/2026	N/A	Cash	145569	0.082000

Sub Total 8.B2				8835354	4.968000%

9. Information in relation to the person subject to the notification obligation

2. Full chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held starting with the ultimate controlling natural person or legal entities (please add additional rows as necessary)

Ultimate controlling person	Name of controlled undertaking	% of voting rights if it equals or is higher than the notifiable threshold	% of voting rights through financial instruments if it equals or is higher than the notifiable threshold	Total of both if it equals or is higher than the notifiable threshold
Edoardo Mercadante		1.711000	4.968000	6.679000%
Edoardo Mercadante	Parvus Asset Management (Cayman) Limited	1.711000	4.968000	6.679000%
Edoardo Mercadante	Parvus Asset Management Limited	1.711000	4.968000	6.679000%
Edoardo Mercadante	Parvus Asset Management Europe Limited	1.711000	4.968000	6.679000%

10. In case of proxy voting

Name of the proxy holder

The number and % of voting rights held

The date until which the voting rights will be held

11. Additional Information

Parvus Asset Management Europe Limited has been appointed as Investment Manager to a number of funds and managed accounts. Under the terms of the various investment management agreements, Parvus Asset Management Europe Limited holds the power to vote any physical shareholdings held by these clients.

12. Date of Completion

22-Oct-2024

13. Place Of Completion

London, United Kingdom